EXHIBIT 99

FOR IMMEDIATE RELEASE

OurPet’s Company Reports

2007 Third-Quarter and Nine-Months Financial Results

FAIRPORT HARBOR, Ohio – November 6, 2007 – OurPet’s Company (OTC BB:OPCO), a growing designer, developer, producer, and marketer of accessory and consumable pet products, today reported financial results for its third quarter and nine months ended September 30, 2007.

Net revenues for the 2007 third quarter increased 7.7 percent to $2,429,749 from $2,256,020 in the same period a year ago. Gross margin, as a percent of sales for the 2007 third quarter, decreased 4.4 percentage points to 25.0 percent from 29.4 percent in the 2006 third quarter. Net income for the 2007 third quarter decreased to $3,244, compared to $144,470 for the 2006 third quarter. Earnings, before interest, taxes, depreciation and amortization (EBITDA), for the 2007 third quarter, decreased 43.4 percent to $157,627, compared to $278,349 for the 2006 third quarter.

Net revenues for the 2007 nine months increased 19.4 percent to $7,829,931 from $6,559,530 in the same period a year ago. Gross margin, as a percent of sales for the 2007 nine months, increased 0.3 percentage points to 26.9 percent from 26.6 percent in the 2006 nine months. Net income for the 2007 nine months increased 26.9 percent to $290,769, compared to $223,704 for the 2006 nine months. EBITDA for the 2007 nine months, increased 23.0 percent to $758,235, compared to $616,265 for the 2006 nine months.

Dr. Steven Tsengas, President and CEO stated, “While we are disappointed that our third-quarter financial results were not as good as expected, we believe that we are well positioned to profitably grow our business. We are in the midst of one of the biggest launches of the Company’s history and we have experienced some growing pains. In order to successfully launch the SmartScoopTM Self-Scooping Cat Litter Box, we took a lot of time working with our Chinese manufacturer to make sure the quality of the final product was up to our standards. In doing so, we missed sales opportunities with some of our larger customers to have the SmartScoopTM on their shelves for the fall and winter. In spite of this, the SmartScoopTM launch is going well and we are confident that we will begin to show the results of all of our hard work in the coming quarters.

“I am very confident of the team of associates we have in place to accomplish our business plan. Our other new product categories are being well received especially our ecoPure NaturalsTM brand of natural pet products. We have the best portfolio of brands and products that we have ever had, which are being well received by our customers. In addition, we continue to build our retail customer base. “

Dr. Tsengas concluded, “Our trailing twelve-months revenues and earnings now stand at $10,712,098 and $627,990, respectively. We are optimistic that financial results for the 2007 fourth quarter and full year will compare favorably to the same periods last year. We look forward to communicating our 2007 annual financial results, which should be released in March 2008.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in the press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s Company	- or -	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 ext. 111		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$2,429,749	$2,256,020	$7,829,931	$6,559,530
Cost of goods sold	1,823,093	1,591,717	5,722,949	4,813,354

Gross profit on sales	606,656	664,303	2,106,982	1,746,176
Selling, general and administrative expenses	558,806	488,217	1,694,530	1,389,852

Income from operations	47,850	176,086	412,452	356,324
Acquisition consolidation expenses	—	—	—	55,292
Other (expenses), net	(1)	(15,213)	(2,070)	(47,396)
Interest expense	44,607	46,829	123,753	124,724

Net income	$3,244	$144,470	$290,769	$223,704

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$—	$0.01	$0.01	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	18,166,595	15,508,798	17,782,896	15,471,048

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and equivalents	$22,262	$30,400
Receivables, net	1,280,721	1,160,832
Inventories	3,098,059	2,848,980
Prepaid expenses	159,884	48,231

Total current assets	4,560,926	4,088,443
Property and equipment, net	2,338,000	2,058,201
Other	331,026	329,735

Total assets	$7,229,952	$6,476,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,773,211	$1,548,911
Accounts payable	1,037,904	1,020,645
Accrued expenses	182,570	164,973

Total current liabilities	2,993,685	2,734,529
Long-term debt	298,470	211,132
Stockholders’ equity	3,937,797	3,530,718

Total liabilities and stockholders’ equity	$7,229,952	$6,476,379